Exhibit 5.1

Direct:	+852 2801 6066
Cell:	+852 9162 1971
E-mail:	harriet.unger@traversthorpalberga.com

Chukong Holdings Limited

3A-20, Focus Square

6 Futong East Avenue

Beijing 100102

People’s Republic of China

[            ] 2014

Dear Sirs

Chukong Holdings Limited

We have acted as Cayman Islands legal advisers to Chukong Holdings Limited (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 (the “Act”), as amended, (the “Registration Statement”), related to the offering by the Company and the sale by the selling shareholders (the “Selling Shareholders”) of American Depositary Shares representing certain ordinary shares, par value US$0.000002 per share (the “Shares”). This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion we have reviewed originals, copies, drafts or conformed copies of the documents listed in Schedule 1 to this opinion. Defined terms shall have the meanings set out in Schedule 1.

2	Assumptions

The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director’s Certificate, as to matters of fact, without further verification and have assumed that copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

We have also assumed in giving the following opinions (a) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein, (b) the validity and binding effect under the law of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with the U.S. Securities and Exchange Commission, and (c) that upon the issue of any shares to be sold by the Company, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof.

3	Opinions

Based upon, and subject to, the foregoing assumptions, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated and is validly existing and in good standing under the laws of the Cayman Islands;

3.2	When issued and paid for as contemplated by the Registration Statement, the Shares to be offered by the Company will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares or in connection with any assessments or calls on such Shares by the Company or its creditors);

3.3	The Shares to be sold by the Selling Shareholders are validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares or in connection with any assessments or calls on such Shares by the Company or its creditors); and

3.4	The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and such statements constitute our opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder (as those terms are defined in the Registration Statement).

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

TRAVERS THORP ALBERGA

SCHEDULE 1

List of Documents Reviewed

1	the Certificate of Incorporation dated 29 November 2010;

2	a Certificate of Incorporation on Change of Name dated 7 January 2014;

3	a Certificate of Good Standing issued by the Registrar of Companies in the Cayman Islands on [ ] 2014;

4	the Third Amended and Restated Memorandum and Articles of Association of the Company as adopted by special resolution of the shareholders of the Company on 28 August 2012 (the “Pre-IPO M&A”);

5	the Amended and Restated Memorandum and Articles of Association of the Company as conditionally adopted by a special resolution passed on [ ] and effective immediately upon completion of the Company’s IPO (the “IPO M&A”);

6	the written resolutions of the board of Directors dated [ ] (the “IPO Board Resolutions”);

7	the written resolutions of the shareholders of the Company dated [ ] (the “Shareholders’ Resolutions”, together with the IPO Board Resolutions are referred to as the “Resolutions”);

8	the register of members of the Company (the “Register of Members”);

9	the register of directors of the Company;

10	a certificate from a Director of the Company addressed to this firm, a copy of which is attached hereto (the “Director’s Certificate”); and

11	the Registration Statement.